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March 25, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20001

Ladies and Gentlemen:

     This letter is furnished pursuant to your March 18, 2002 release and procedures relating to companies using Arthur Andersen, LLP as their independent auditor.

     Arthur Andersen, LLP audited the financial statements included in our report on Form 10-K filed substantially contemporaneously with this letter. In connection therewith, Arthur Andersen, LLP represented to us that its audit was subject to its quality control system for its U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen, LLP personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP was not relevant to the audit.

Sincerely,
Valero L.P.
       By:  Riverwalk Logistics, L.P.,
            its General Partner
            By:  Valero GP, LLC,
                 its General Partner



                 /s/ John H. Krueger, Jr.
                 ------------------------------
                 John H. Krueger, Jr.
                 Senior Vice President and
                 Controller